As Filed with the Commission on December 23, 1999
                                                     1940 Act File No. 811-7774

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940             X

     Amendment No. 35                                                       X

                            BT INVESTMENT PORTFOLIOS
               (Exact Name of Registrant as Specified in Charter)

                                One South Street
                            Baltimore, Maryland 21202
                    (Address of Principal Executive Offices)

                                 (410) 895-3433
                         (Registrant's Telephone Number)

Daniel O. Hirsch, Esq.                       Copies to:  Burton M. Leibert, Esq.
One South Street                             Willkie Farr & Gallagher
Baltimore, Maryland  21202                   787 Seventh Avenue
(Name and Address of Agent for Service)      New York, New York 10019

                                Explanatory Note

This Amendment to the Registrant's Registration Statement on Form N-1A (the "Registration Statement") has been filed by the Registrant to Section 8(b) of the Investment Company Act of 1940. However, beneficial interests in the series of the Registrant are not being registered under the Securities Act of 1933 (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investments in the Registrant's series may be made only by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. The Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in any series of the Registrant.

BT Investment Portfolios comprises fifteen portfolios. This Amendment to the Registration Statement relates only to Quantitative Equity Portfolio.

BT Investment Portfolios
Quantitative Equity Portfolio

PART A

Capitalized terms used in this Part A have the same meaning as in the prospectuses of Quantitative Equity Investment Class and Quantitative Equity - Institutional Class (the "Feeder Fund").

Responses to Items 1, 2, 3, 5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 4.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND
RELATED RISKS.

Beneficial interests in the BT Investment Portfolios (the "Trust") are divided into separate series, each having distinct investment objectives and policies. The Quantitative Equity Portfolio (the "Portfolio") seeks a total return greater than that of the S&P 500 Index. The Portfolio invests for long-term capital appreciation, not income; any dividend and interest income is secondary to the pursuit of its objective. There is no guarantee the Portfolio will realize its goal.

Additional information about the investment policies of the Portfolio appear in Part B of this Registration Statement. The Registrant incorporates by reference information concerning the Portfolio's investment objective and policies and risk factors associated with investments in the Portfolio from the sections entitled "Objective," "Strategy," "Principal Investments," "Investment Process" and "Risks" in the Feeder Fund's prospectus (the "Feeder Fund's Prospectus").

ITEM 6.  MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE.

The Registrant incorporates by reference information concerning the management of the Portfolio from the sections entitled "Annual Fund Operating Expenses" and "Management of the Fund" in the Feeder Fund's Prospectus.

The Trust is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in separate series of the Trust. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of his investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

The Trust reserves the right to create and issue a number of series, in which case investments in each series would participate equally in the earnings and assets of the particular series. Currently, the Trust's series include: Asset Management Portfolio II, Asset Management Portfolio III, Liquid Assets Portfolio, Pacific Basin Equity Portfolio, Latin American Equity Portfolio, EAFE Equity

Index Portfolio, Small Cap Portfolio, Small Cap Index Portfolio, U.S. Bond Index Portfolio, BT PreservationPlus Portfolio, BT PreservationPlus Income Portfolio, European Equity Portfolio, Global Equity Portfolio and Quantitative Equity Portfolio.

Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Trust is not required and has no current intention to hold annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g. upon application and submission of certain specified documents to the Trustees by a specified percentage of the aggregate value of the Trust's outstanding interests) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more of the Trustees. Investors also have the right to remove one or more of the Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation of a Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

Registrant incorporates by reference additional information concerning the Portfolio's capital stock from the sections entitled "Calculating the Fund's Share Price," "Buying and Selling Fund Shares," "Dividends and Distributions" and "Tax Considerations" in the Feeder Fund's Prospectus.

ITEM 7.  SHAREHOLDER INFORMATION.

Registrant incorporates by reference information concerning computation of net asset value, valuation of the Portfolio's assets and the dividends and distributions and tax consequences from sections entitled "Calculating the Fund's Share Price," "Buying and Selling Fund Shares," "Dividends and Distributions" and "Tax Considerations" in the Feeder Fund's Prospectus.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investments in the Trust may be made only by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

All investments are made at the net asset value next determined if an order is received by the Portfolio by the designated cutoff time for each accredited investor. The net asset value of the Portfolio is determined on each Portfolio Business Day. The portfolio securities of the Portfolio are valued primarily on the basis of market quotations or, if quotations are not readily available, by a method which the Board of Trustees believes accurately reflects fair value.

There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in Federal funds (i.e., monies credited to the account of the Trust's custodian bank by a Federal Reserve Bank).

An investor in the Portfolio may withdraw all or any portion of its investment at the net asset value next determined if a withdrawal request in proper form is furnished by the investor to the Portfolio by the designated cutoff time for each accredited investor. The proceeds of a withdrawal will be paid by the Portfolio in Federal funds normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days. The Portfolio reserves the right to pay redemptions in kind. Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on such Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

The Trust and ICC Distributors, Inc. ("ICC") reserve the right to cease accepting investments in the Portfolio at any time or to reject any investment order.

The placement agent for the Trust is ICC. The principal business address of ICC is Two Portland Square, Portland, Maine 04101. ICC receives no additional compensation for serving as the placement agent for the Trust.

Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxed on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

ITEM 8.  DISTRIBUTION ARRANGEMENTS

The Registrant incorporates by reference information concerning its Master-Feeder structure from the section entitled "Organizational Structure" in the Feeder Fund's Prospectus.

An investment in the Portfolio may be made without a sales load.

BT Investment Portfolios
Quantitative Equity Portfolio

PART B

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS.

The Prospectuses (Quantitative Equity - Investment Class and Quantitative Equity
- Institutional Class) of the Quantitative Equity Portfolio (the "Portfolio"), a series of BT Investment Portfolios (the "Trust"), dated December 23, 1999, which may be amended from time to time provide the basic information investors should know before investing. This Statement of Additional Information ("SAI"), which is not a Prospectus, is intended to provide additional information regarding the activities and operations of the Portfolio and should be read in conjunction with the Prospectuses. You may request a copy of the Prospectuses or a paper copy of this SAI, if you have received it electronically, free of charge by calling the Portfolio at 1-800-949-9940.

TABLE OF CONTENTS
-----------------
FUND HISTORY
DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS
MANAGEMENT OF THE FUND
CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
INVESTMENT ADVISORY AND OTHER SERVICES
BROKERAGE ALLOCATION AND OTHER PRACTICES
CAPITAL STOCK AND OTHER SECURITIES
PURCHASE, REDEMPTION AND PRICING OF SECURITIES
TAXATION OF THE FUND
UNDERWRITERS
CALCULATION OF PERFORMANCE DATA
FINANCIAL STATEMENTS

ITEM 11.  FUND HISTORY.

The Trust was organized as a trust under the laws of the State of New York on March 27, 1993.

ITEM 12.  DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS.

The Trust is a no-load, open-end management investment company. Registrant incorporates by reference information concerning the investment policies and limitations of the Portfolio from the sections entitled "Investment Objective, Policies and Restrictions" in the Statement of Additional Information of BT Investment Funds -- Quantitative Equity - Investment Class and Institutional Class (the "Feeder Fund") (the "Feeder Fund's SAI"). Capitalized terms used in this Part B have the same meaning as in the Feeder Fund's SAI.

ITEM 13.  MANAGEMENT OF THE FUND.

Registrant incorporates by reference information concerning the management of the Portfolio from the section entitled "Management of the Trust and the Portfolio" in the Feeder Fund's SAI.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

As of December 23, 1999, Quantitative Equity - Investment Class and Quantitative Equity - Institutional Class owned approximately 100% of the value of the outstanding interests in the Quantitative Equity Portfolio. Because the Feeder Fund controls its Portfolio, it may take actions without the approval of any other investor in its Portfolio.

ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES.

Registrant incorporates by reference information concerning the investment advisory and other services provided for or on behalf of the Portfolio from the section entitled "Management of the Trust and Portfolio" in the Feeder Fund's SAI.

ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

Registrant incorporates by reference information concerning the brokerage allocation and other practices of the Portfolio from the section entitled "Investment Objective, Policies and Restrictions - Portfolio Transactions and Brokerage Commissions" in the Feeder Fund's SAI.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES.

Registrant incorporates by reference information concerning the capital stock of the Portfolio from the section, "Organization of the Trust."

Investors in the Portfolio are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of a Portfolio, investors are entitled to share pro rata in the net assets of the Portfolio available for distribution to investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred.

The Portfolio and the other series of the Trust will all vote together in certain circumstances (e.g., election of the Trust's Trustees and auditors, as required by the 1940 Act and the rules thereunder). One or more series of the Trust could control the outcome of these votes. No material amendment may be made to the Trust's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

The Trust, with respect to the Portfolio, may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of the Portfolio's investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees of the Trust recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. A Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of its investment), or (ii) by the Trustees of the Trust by written notice to its investors.

The Declaration of Trust further provides that obligations of the Portfolio or any other series of the Trust are not binding upon the Trustees individually but only upon the property of the Portfolio or other series of the Trust, as the case may be, and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 18.  PURCHASE, REDEMPTION AND PRICING OF SHARES.

Registrant incorporates by reference information concerning the method followed by the Portfolio in determining its net asset value and the timing of such determinations from the sections entitled "Valuation of Securities; Redemptions and Purchases in Kind" in the Feeder Fund's SAI.

Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. See Item 7, "Shareholder Information" in Part A of this Registration Statement.

ITEM 19. TAXATION OF THE FUND.

Registrant incorporates by reference information concerning the taxation of the Portfolio from the section entitled "Taxation" in the Feeder Fund's SAI.

It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

There are certain tax issues that will be relevant to only certain of the investors in a Portfolio. All investors are advised to consult their own tax advisors as to the tax consequences of an investment in a Portfolio.

ITEM 20. UNDERWRITERS.

The placement agent for the Trust is ICC Distributors, Inc., which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 21.  CALCULATION OF PERFORMANCE DATA.

Not applicable.

ITEM 22.  FINANCIAL STATEMENTS.

The Portfolio's financial statements are hereby incorporated by reference from the unaudited Semi-Annual Report of BT Investment Funds - Quantitative Equity Fund, dated June 30, 1999 (33-07404 and 811-4760).

BT Investment Portfolios
Quantitative Equity Portfolio

PART C

Responses to Items 23(e) and (i)-(k) have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

ITEM 23. EXHIBITS

(a)      Declaration of Trust of the Registrant; 3
         (1)  First Amendment to Declaration of Trust; *
         (2)  Second Amendment to Declaration of Trust; *
         (3)  Third Amendment to Declaration of Trust; *
         (4)  Fourth Amendment to Declaration of Trust; *
         (5)  Fifth Amendment to Declaration of Trust; *
         (6)  Sixth Amendment to Declaration of Trust; *
         (7) Amendment No. 7 to Declaration of Trust of BT Investment Portfolios; 7
         (8)  Amendment No. 8 to Declaration of to Declaration of Trust of
              BT Investment Portfolios; 10
         (9) Amendments No. 9, 10, and 11 to Declaration of Trust of BT Investment Portfolios; 14
(b)      By-Laws of the Registrant; 3
(c)      Not Applicable;
(d) Investment Advisory Agreement between the Registrant and Bankers Trust Company ("Bankers Trust"); 3
         (1) Sub-Investment Advisory Agreement between Bankers Trust and BT Fund Managers International Limited; 2
         (2)  Schedule of fees under Investment Advisory Agreement; 4
         (3) Investment Advisory Agreement between International Equity Portfolio and the Registrant and Bankers Trust; 12
         (4) Form of Investment Advisory Agreement for Pacific Basin Equity Portfolio; 12
         (5) Form of Sub-Investment Advisory Agreement for Pacific Basin Equity Portfolio; 12
         (6)  Exhibit A to Investment Advisory Agreement; 14
         (7) Sub-Investment Advisory Agreement between Bankers Trust Company and BT Funds Management (International) Limited on behalf of Pacific Basin Equity Portfolio and Latin American Equity Portfolio; 13
         (8) Exhibit A to Sub-Investment Advisory Agreement between Bankers Trust and BT Funds Management (International) Limited; 14
         (9)  Exhibit A to Investment Advisory Agreement; filed herewith
(e)      Not Applicable;
(f)      Not Applicable;
(g)      Custodian Agreement between Bankers Trust and BT Investment Portfolio;
         (1)  Amendment #1 to Exhibit A of the Custodian Agreement; 12
         (2)  Amendment #2 to Exhibit A of the Custodian Agreement; 12
         (3)  Amendment #3 to Exhibit A of the Custodian Agreement; 14

         (4)  Amendment #4 to Exhibit A of the Custodian Agreement; 14
         (5) Amendment #5 to Exhibit A of the Custodian Agreement; filed herewith
(h)      Administration and Services Agreement between Registrant and
         Bankers Trust; 1
         (1)  Exclusive Placement Agent Agreement; 8
         (2)  Exhibit A to Exclusive Placement Agent Agreement; 15
         (3)  Exhibit D to the Administration and Services Agreement; 14
         (4)  Expense Limitation Agreement; 13
         (5)  Exhibit A to Exclusive Placement Agent Agreement; filed herewith
         (6)  Expense Limitation Agreement amended as of December 23, 1999; 16
         (7) Exhibit D to the Administration and Services Agreement; filed herewith
(i)      Not Applicable;
(j)      Not Applicable;
(k)      Not Applicable;
(l)      (1)  Investment Representation letters of initial investors; 1
         (2) Investment Representation Letters of Initial Investors, EAFE(R) Equity Index Portfolio, U.S. Bond Index Portfolio, Equity 500 Equal Weighted Index Portfolio, Small Cap Index Portfolio; 4
(m)      Not Applicable.
(n)      Not Applicable;
(o)      Not Applicable.

*        Previously Filed.
1. Incorporated by reference to the Registrant's registration statement on Form N-lA ("Registration Statement") as filed with the Commission on June 7, 1993.
2. Incorporated by reference to Amendment No. 3 to Registrant's Registration Statement as filed with the Commission on September 20, 1993.
3. Incorporated by reference to Amendment No. 9 to Registrant's Registration Statement as filed with the Commission on August 1, 1995.
4. Incorporated by reference to Amendment No. 10 to Registrant's Registration Statement as filed with the Commission on January 1, 1996.
7. Incorporated by reference to Amendment No. 14 to Registrant's Registration Statement as filed with the Commission on January 30, 1997.
8. Incorporated by reference to Amendment No. 15 to Registrant's Registration Statement as filed with the Commission on February 28, 1997.
10. Incorporated by reference to Amendment No. 17 to Registrant's Registration Statement as filed with the Commission on April 16, 1997.
11. Incorporated by reference to Amendment No. 18 to Registrant's Registration Statement as filed with the Commission on May 19, 1997.
12. Incorporated by reference to Amendment No. 13 to Registrant's Registration Statement as filed with the Commission on April 30, 1997.
13. Incorporated by reference to Amendment No. 31 to Registrant's Registration Statement as filed with the Commission on January 28, 1999.
14. Incorporated by reference to Amendment No. 32 to Registrant's Registration Statement as filed with the Commission on February 5, 1999.
15. Incorporated by reference to Amendment No. 33 to Registrant's Registration Statement as filed with the Commission on April 30, 1999.

16. Incorporated by reference to Amendment No. 66 to Registration Statement of BT Investment Funds as filed with the Commission on December 23, 1999.

ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE FUND

None.

ITEM 25.  INDEMNIFICATION.

Incorporated by reference to Post-Effective Amendment No. 11 to Registrant's Registration Statement as filed with the Commission on January 29, 1996.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER.

Bankers Trust serves as investment adviser to the Portfolio. Bankers Trust, a New York banking corporation, is a wholly owned subsidiary of Deutsche Bank AG. Deutsche Bank AG is a major global banking institution that is engaged in a wide range of financial services, including investment management, mutual funds, retail and commercial banking, investment banking and insurance.

To the knowledge of the Trust, none of the directors or officers of Bankers Trust, except those set forth below, is engaged in any other business, profession, vocation or employment of a substantial nature, except that certain directors and officers also hold various positions with and engage in business for Deutsche Bank AG. Set forth below are the names and principal businesses of the directors and officers of Bankers Trust who are engaged in any other business, profession, vocation or employment of a substantial nature.

Josef Ackermann
Chairman of the Board, Chief Executive Officer and President, Bankers Trust; Member, Board of Managing Directors, Deutsche Bank AG. Address: Deutsche Bank AG, Taunusanlage 12, D-60262 Frankfurt am Main, Federal Republic of Germany.

Hans Angermueller
Director, Bankers Trust; Director of various corporations; Shearman and Sterling, of counsel. Address: Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022

George B. Beitzel
Director, Bankers Trust and Bankers Trust Corporation since 1977; Director of various corporations. Address: 29 King Street, Chappaqua, New York 10514-3432.

William R. Howell
Director, Bankers Trust; Chairman Emeritus, J.C. Penney Company, Inc.; Director of various corporations. Address: J.C. Penney Company, Inc., P.O. Box 10001, Dallas, Texas 74301-1109.

Hermann-Josef Lamberti

Director, Bankers Trust; Member, Board of Managing Directors, Deutsche Bank AG.
Address: Deutsche Bank AG, Taunusanlage 12, D-60262 Frankfurt am Main, Federal Republic of Germany.

John A. Ross
Director, Bankers Trust; Regional Chief Executive Officer, Deutsche Bank Americas Holding Corp. Address: Deutsche Bank, 31 West 52nd Street, New York, New York 10019.

Ronaldo H. Schmitz
Director, Bankers Trust; Member, Board of Managing Directors, Deutsche Bank AG.
Address: Deutsche Bank AG, Taunusanlage 12, D-60262 Frankfurt am Main, Federal Republic of Germany.

ITEM 27. PRINCIPAL UNDERWRITERS.

(a) ICC Distributors, Inc., the Distributor for shares of the Registrant, also acts as principal underwriter for the following open-end investment companies:
BT Advisor Funds, BT Institutional Funds, BT Pyramid Mutual Funds, Cash Management Portfolio, Intermediate Tax Free Portfolio, NY Tax Free Money Portfolio, Treasury Money Portfolio, International Equity Portfolio, Equity 500 Index Portfolio, Capital Appreciation Portfolio, Asset Management Portfolio, BT Investment Portfolios, Deutsche Banc Alex. Brown Cash Reserve Fund, Inc., Flag Investors Communications Fund, Inc., Flag Investors Emerging Growth Fund, Inc., the Flag Investors Total Return U.S. Treasury Fund Shares of Total Return U.S. Treasury Fund, Inc., the Flag Investors Managed Municipal Fund Shares of Managed Municipal Fund, Inc., Flag Investors Short-Intermediate Income Fund, Inc., Flag Investors Value Builder Fund, Inc., Flag Investors Real Estate Securities Fund, Inc., Flag Investors Equity Partners Fund, Inc., Flag Investors Funds, Inc. (formerly known as Deutsche Funds, Inc.), Flag Investors Portfolios Trust (formerly known as Deutsche Portfolios), Morgan Grenfell Funds, Glenmede Fund, Inc. and Glenmede Portfolios.


(b) Unless otherwise stated, the principal business address for the following persons is Two Portland Square, Portland, Maine 04101.


Name and                                  Positions and                                   Positions and
Principal Business                        Offices with                                    Offices with
Address                                   Distributor                                     Registrant

John Y. Keffer                            President                                       None
Ronald H. Hirsch                          Treasurer                                       None
Nanette K. Chern                          Chief Compliance Officer                        None
David I. Goldstein                        Secretary                                       None
Benjamin L. Niles                         Vice President                                  None
Frederick Skillin                         Assistant Treasurer                             None
Marc D. Keffer                            Assistant Secretary                             None




(c) None

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS.

Registrant: One South Street, Baltimore, MD  21202.

Adviser, Custodian and Administrator: Bankers Trust Company, 130 Liberty Street, New York, NY 10006.

Transfer Agent and Dividend Disbursing Agent: Investors Fiduciary Trust Company, 127 West 10th Street, Kansas City, MO 64105.

Placement Agent: ICC Distributors, Inc., Two Portland Square, Portland, ME
04101.

ITEM 29. MANAGEMENT SERVICES.

Not Applicable

ITEM 32. UNDERTAKINGS.

Not Applicable

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, BT INVESTMENT PORTFOLIOS, has duly caused this Amendment No. 35 to its Registration Statement to be signed on its behalf by the undersigned, duly authorized in the City of Baltimore and the State of Maryland, on the 23rd day of December, 1999.

                                            BT INVESTMENT PORTFOLIOS

                                    By:     /s/ Daniel O. Hirsch
                                            Secretary
                                            December 23, 1999